Exhibit 10.3
SETTLEMENT AGREEMENT INCLUDING CROSS-LICENSING AGREEMENT
This Settlement Agreement Including Cross-Licensing Agreement (“Settlement Agreement”) is between Flow International Corporation, a Washington corporation (“Flow”) and OMAX Corporation, a Washington corporation (“OMAX”) and is to be effective as of March 12, 2009.
RECITALS
A. OMAX and Flow, respectively, are the owners of the certain patents identified below in Recital C all of which were asserted in litigation between the two companies.
B. The parties have agreed to settle the litigation between them as set forth below. In addition, the parties have agreed to cross license the Licensed Patents, as defined below, to each other on the following terms and conditions.
C. Flow patents as used herein shall refer to:
United States Patent No. 6,766,216 (Method and System for Automated Software Control of Waterjet Orientation Parameters) and United States Patent No. 6,996,452 (Method and System for Automated Software Control of Waterjet Orientation Parameters)
together with any and all continuations, continuations-in-part or divisionals thereof, or other applications or patents which claim priority from the ‘216 and/or ‘452 patents including any and all foreign counterpart patents.
D. OMAX patents as used herein shall refer to:
United States Patent No. 5,508,596 (Motion Control With Precomputation); United States Patent No. 5,892,345 (Motion Control For Quality In Jet Cutting) together with any and all continuations, continuations-in-part or divisionals thereof, or other applications or patents which claim priority from the ‘596 and/or ‘345 patents including any and all foreign counterpart patents.
AGREEMENT AND CROSS LICENSE
1. Upon execution of this Settlement Agreement, and upon the payment of the $8,000,000 required by Section 2, the escrow with Foster Pepper PLLC of $15,000,000 required by Section 2.1, and execution and escrow with Foster Pepper PLLC of the documents required by Sections 2.1 and 2.4 of this Settlement Agreement, the parties will dismiss with prejudice the litigation between them relating to the Flow patents and the OMAX patents that is currently pending in the United States District Court for the Western District of Washington, case no. CV 04-2334, releasing all claims encompassed by the litigation.
2. In settlement of all outstanding claims or potential claims for damages (whether or not asserted) up to the date of this Settlement Agreement in the pending litigation, Flow agrees to pay OMAX the non-refundable sum of $8,000,000 in cash upon execution of this Settlement Agreement, and, contingent on the parties not having merged pursuant to the Second Amended and Restated Agreement And Plan Of Merger among Flow, OMAX and others dated March ___, 2009, then on August 16, 2009, Flow shall pay to OMAX the additional settlement amount of $21,000,000 as follows:
     2.1 $15,00,000 in cash payable on or before August 16, 2009 and a promissory note in the principal amount of $6,000,000.
     2.2 The promissory note will bear interest at 2%, compounded annually, payable at maturity. The note will mature on August 16, 2013, and be subordinated only to Flow’s senior bank debt.
     2.3 Any shortfall in any payment required by this Agreement shall be subject to interest of 15% per annum, compounded annually, commencing on date of failure to pay.
     2.4 Flow hereby consents to Judgment By Confession Without Suit pursuant to RCW 4.60 et seq and shall execute statements in writing pursuant to RCW 4.60.060 for each of the payments herein contemporaneously with the execution of this Settlement Agreement, plus attorneys’ fees and interest, which Judgments By Confession can be filed with a Court of competent jurisdiction immediately upon failure of payment. Such Judgments By Confession shall be a Judgment of $6,494,593 (representing $6,000,000 at two (2) percent interest compounded annually for four years), which can be filed immediately after failure of the payment due on August 16, 2014, of the $6,000,000 promissory note and shall cease to be valid upon merger of the parties or satisfactory payment of such $6,000,000 promissory note. Flow shall be entitled to set aside any such Judgment By Confession upon a showing that it has, in fact, paid the amount or amounts due in accordance with the terms of the underlying documents.
3. In settlement of all outstanding or potential claims (whether or not asserted) for injunctive relief in the pending litigation, and to avoid future disputes over the Licensed Patents, the parties agree to the Cross License set forth below. The parties acknowledge and agree that the licenses granted by each party are of equal value.
4. Definitions
     4.1 Licensed Patents as used herein shall refer to the Flow patents and the OMAX patents collectively.
     4.2 Affiliate shall mean any legal entity (such as a corporation, partnership, or limited liability company) that is controlled by either party to this transaction. For the purposes of this definition, the term “control” means (i) beneficial ownership of at least fifty percent (50%) of the voting securities of a corporation or other business organization with voting securities or (ii) a fifty percent (50%) or greater interest in the net assets or profits of a partnership or other business organization without voting securities.
     4.3 Future Patent Dispute means a dispute that arises in the future between the parties relating to any patent or patents owned by either party other than the Licensed Patents.
     4.4 Cross License refers to Paragraphs 3 through 11 of the Settlement Agreement.
5. License Grant

     5.1 OMAX grants to Flow and its Affiliates a worldwide, irrevocable, non-assignable, non-exclusive, paid-up license to practice each and every claim of the OMAX patents. Such license includes the right to make, have made, use, sell, or import products that are covered by any claim of the OMAX patents, and to authorize the use or resale by others of products made by or for Flow and/or its Affiliates that are covered by any claim of the OMAX patents.
     5.2 Flow grants to OMAX and its Affiliates a worldwide, irrevocable, non-assignable, non-exclusive, paid-up license to practice each and every claim of the Flow patents. Such license includes the right to make, have made, use, sell, or import products that are covered by any claim of the Flow patents, and to authorize the use or resale by others of products made by or for OMAX and/or its Affiliates that are covered by any claim of the Flow patents.
6. Patent marking
     Each party will mark, and will cause each Affiliate to mark, all products with the number of each Licensed Patent that applies to such product, if and to the extent necessary to comply with all statutory marking requirements.
7. Termination
     7.1 Flow may terminate its license to OMAX by giving OMAX written notice of such termination if any of the following take place: (i) OMAX makes a general assignment for the benefit of its creditors; (ii) the filing by or against OMAX of a petition to have OMAX adjudged bankrupt or of a petition for reorganization or arrangement of OMAX under any law relating to bankruptcy or insolvency unless, in the case of a filing against OMAX, the same is dismissed within sixty (60) days; (iii) the appointment of a trustee or receiver to take possession of all or substantially all of the assets of OMAX, where possession is not restored to OMAX within thirty (30) days; or (iv) the attachment, execution or other judicial seizure of all or substantially all of the assets of OMAX, where such seizure is not discharged within thirty (30) days.
     7.2 OMAX may terminate its license to Flow by giving Flow written notice of such termination if any of the following take place: (i) Flow makes a general assignment for the benefit of its creditors; (ii) the filing by or against Flow of a petition to have Flow adjudged bankrupt or of a petition for reorganization or arrangement of Flow under any law relating to bankruptcy or insolvency unless, in the case of a filing against Flow, the same is dismissed within sixty (60) days; (iii) the appointment of a trustee or receiver to take possession of all or substantially all of the assets of Flow, where possession is not restored to Flow within thirty (30) days; or (iv) the attachment, execution or other judicial seizure of all or substantially all of the assets of Flow, where such seizure is not discharged within thirty (30) days.
8. Arbitration of Disputes under this Cross License and /or of Future Patent Disputes
     8.1 Scope
     The parties agree that any dispute arising from this Cross License (but not obligations to pay amounts due under the Settlement Agreement, which obligations to pay may be enforced in a court of law of competent jurisdiction) or any Future Patent Dispute between the parties with respect to any patent or patents owned by either party other than the Licensed Patents, shall be resolved according to the procedures in this Section 8.

     8.2 Pre-arbitration Negotiation Requirement
     The parties agree to negotiate in good faith to resolve any dispute to which this Section applies. If the negotiations do not resolve the dispute to the reasonable satisfaction of both parties, each party shall nominate one senior officer of the rank of Vice President or higher as its representative. These representatives shall, within thirty (30) days of a written request by either party to call such a meeting, meet in person and alone (except for one assistant for each party) and shall attempt in good faith to resolve the dispute. If the dispute cannot be resolved by such senior officers in such meeting, the parties agree that they shall, if requested in writing by either party, meet within thirty (30) days after such written notification for one day with an impartial mediator and consider settlement and dispute resolution alternatives other than arbitration. If an alternative method of dispute resolution is not agreed upon within thirty (30) days after the one day mediation, either party may begin arbitration proceedings. This procedure shall be a required prerequisite before taking any additional action hereunder. It is agreed by the parties that all communications between them pursuant to this Section shall be deemed settlement communications inadmissible at litigation including trial or arbitration, for example as protected by Federal Rule of Evidence 408 and all similar state evidence rules. The costs of mediation shall be split equally.
     8.3 Commencement of Arbitration
     If, after the negotiations described in Section 8.2 above have occurred, the dispute has not been resolved, then either party may commence arbitration by giving the other party written notice, including a statement of the dispute and a demand for arbitration of the dispute under this Section.
     8.4 Selection and Qualifications of an Arbitrator
     The parties will use their best efforts to agree upon a mutually acceptable arbitrator within twenty (20) days after submission of the dispute to arbitration in accordance with Section 8.3. The arbitrator must be impartial in fact and appearance, and not be an advocate of either party. The arbitrator must not have any direct or indirect financial or personal interest in the outcome of the arbitration or any past, present or anticipated financial, business, professional, family, social or other relationship which is likely to affect impartiality or which might reasonably create the appearance of partiality or bias. If the parties are unable to agree upon a mutually acceptable arbitrator within the twenty (20) days, then each party will select one individual meeting the qualifications for the arbitrator specified in this Section 8.4, and those two individuals will select the arbitrator within a further twenty (20) days. If the two individuals selected by the parties cannot agree upon the selection of the arbitrator, then the arbitrator will be selected by the American Arbitration Association.
     8.5 Unless otherwise agreed upon by the parties, if the dispute concerns infringement, validity or enforceability of any patent owned by either party other than the Licensed Patents, then in addition to the qualifications set forth in paragraph 8.4 above the arbitrator selected must have education and experience appropriate to the technology exemplified by the patent or patents in dispute.
     8.6 Location
     Unless otherwise agreed by the parties, any hearing in connection with the arbitration will be held in King County, Washington.
     8.7 Discovery

     Upon the request of either party, the arbitrator may permit limited discovery (including document production and depositions), but only if and to the extent that the party requesting discovery can show that such discovery is required in order to ensure a fair and equitable determination of the issues within the scope of the arbitration.
     8.8 Schedule
     The parties and the arbitrator will endeavor to conduct the arbitration in an efficient, expeditious and economic manner, with the objectives of (i) completing all discovery within three (3) months after the appointment of the arbitrator and (ii) obtaining a hearing (or, if the matter is submitted to the arbitrator on a written record, completion of the submissions) within four (4) months after the appointment of the arbitrator.
     8.9 Arbitrator(s)’ Final Decision
     The arbitrator will render his or her final decision in writing no later than thirty (30) days after the final statements and proof have been submitted, and any hearing on the matter is closed. The arbitrator’s decision will be conclusive and binding upon the parties and nonappealable absent a showing of fraud, or an improper interest by the arbitrator in a winning party.
     8.10 Costs
     Costs of the arbitrator, AAA, court reporters, hearing rooms and other common costs will be divided equally between the parties. Each party will bear the costs of preparing and presenting its own case in accordance with the arbitration (including, but not limited to, its own attorneys’ fees and costs of witnesses). However, the arbitrator shall, as part of his or her decision, award the prevailing party its reasonable attorneys’ fees and other costs incurred in connection with the arbitration, unless the arbitrator determines that neither party substantially prevailed in the action.
9. Termination
     Unless earlier terminated pursuant to paragraph 7 hereof, this Cross License shall terminate upon the expiration of the last remaining valid patent among the Licensed Patents.
10. No Right of Sublicense
     Neither party shall sublicense any Licensed Patent owned by the other party.
11. Miscellaneous
     11.1 Confidentiality: Neither party will publicly disclose the financial terms of this Settlement Agreement except:
(a) as reasonably required in connection with the performance or enforcement of this Settlement Agreement;
(b) as required by any law, rule, regulation, order, discovery request, subpoena or other governmental requirement;

(c) to such party’s accountants, attorneys, financial advisers and other professionals engaged by such party, as reasonably required for their performance of services for such party, and to OMAX‘s shareholders;
(d) any information that becomes part of the public domain without a breach of this Section 11.1 by the disclosing party; and
(e) with the prior written consent of the other party.
11.2 Names, Trade Names, Trademarks, Trade Secrets, Copyrights, Technology And Know-How.
     This Cross License does not grant, create, assign or transfer to either party any license or other right with respect to any name, trade name, trademark, trade secret, copyright, technology or know-how of the other party.
11.3 Notices
     All notices, requests, demands, or other communications required or permitted to be given under this Settlement Agreement will be in writing and deemed given upon: (i) delivery by hand, (ii) confirmed delivery by a standard overnight courier, (iii) the second day after mailing when mailed in the United States by certified or registered mail, postage prepaid, addressed at the following addresses (or at such address for a party as will be specified by notice given hereunder), or (iv) transmitter’s confirmation of a receipt of a facsimile transmission:

(a)	if to Flow	Flow International Corporation
23500 64th Avenue South
Kent, WA 98032
Attention: John Leness, General Counsel
Facsimile No.: (253) 813-3280

	With a copy to:	K&L Gates LLP
925 Fourth Avenue, Suite 2900
Seattle, WA 98104-1158
Attention: Robert S. Jaffe
Facsimile No.: (206) 623-7022

(b)	if to OMAX, to:	OMAX Corporation
21409 72nd Ave. South
Kent, WA 98032
Attention: James O’Connor
Facsimile No.: (253) 872-6190

	With a copy to:	Foster Pepper PLLC
1111 Third Avenue
Seattle, WA 98101-3299
Attention: Robert Diercks
Facsimile No.: (206) 447-9700

     11.4 Nonwaiver
     The failure of either party to insist upon or enforce strict performance by the other of any of the provisions of this Settlement Agreement, or to exercise any right or remedy under this Settlement Agreement, will not be construed as a waiver or relinquishment to any extent of such party’s right to assert or rely upon any such provisions, rights or remedies or any related provisions, rights or remedies in any other instance; rather, the same will be and remain in full force and effect.
     11.5 No Partnership
     This Settlement Agreement will not be interpreted or construed to create a partnership or other joint venture between the parties or to impose any partnership obligation or liability upon either party. Neither party will have, by virtue of this Settlement Agreement, any right, power or authority to act as the agent of, enter into any contract, make any representation or warranty, or incur any obligation or liability of the other party.
     11.6 Successors and Assigns
     Neither party will assign (whether voluntarily, involuntarily, by operation of law or otherwise, including, without limitation, any assignment in connection with any merger, consolidation or other corporate reorganization involving either party or any sale, assignment or other transfer of all or any portion of either party’s assets) this Cross License without the prior written consent of the other party. However, each party hereby consents to the other’s assignment of this Cross License to a successor of the assigning party’s business that utilizes the Cross License (e.g., by way of a merger or transfer of assets); provided that the successor assumes or is otherwise bound by all of the assignor’s obligations and liabilities under this Cross License, and also providing that the license to the assignee does not cover any product of the assignee unless the product is branded exclusively under the Flow or OMAX name, as applicable. No assignment by either party, with or without the consent of the other party, will relieve or release the party making the assignment from any of its obligations or liabilities under this Cross License. Subject to the foregoing, this Cross License will be binding upon, inure to the benefit of, and be enforceable by each of the parties and their respective successors and assigns.
     11.7 Attorneys’ Fees
     In the event of any action (including an arbitration under Section 8 above) to enforce this Settlement Agreement or on account of any default or breach of under this Settlement Agreement, the prevailing party in such action or arbitration will be entitled to recover, in addition to any other relief to which it may be entitled, from the other party all reasonable attorneys’ fees incurred by the prevailing party in connection with such action (including, but not limited to, any appeal thereof).
     11.8 Jurisdiction
     Any legal action brought by either party hereunder, including to compel arbitration or to enforce an arbitration award pursuant to Section 8 above, must be brought in the federal or state courts located in King County, Washington.
     11.9 Governing Law

          This Settlement Agreement will be interpreted, construed and enforced in accordance with the laws of the State of Washington without reference to its choice of law rules, except to the extent preempted by the laws of the U.S.
     11.10 Entire Agreement
     This Settlement Agreement, in conjunction with the agreements listed above, constitutes the entire agreement, and supersedes any and all prior written or oral agreements and representations, of the parties with respect to the subject matter hereof. Any amendment, waiver or modification of this Settlement Agreement must be set forth in writing and signed the party to be bound thereby.
     11.11 Severability
     In the event that any part of this Settlement Agreement shall be held illegal, void or ineffective, the remaining portions hereof shall remain in full force and effect. If any of the terms or provisions of this Settlement Agreement are, or become in conflict with any applicable statute, rule or law, then such terms or provisions shall be deemed inoperative only to the extent that they may conflict therewith and shall be modified or deemed modified to conform with such statute, rule or law.
     11.12 No Rights Created In Third Parties
     Except as expressly provided, This Settlement Agreement is made for the sole benefit of Flow and OMAX and no other persons or entities shall have any benefits or rights or remedies in or by reason of this Settlement Agreement, or by reason of any actions or inactions taken by the Parties hereto.
     11.13 Headings
     The headings of the several sections are inserted for convenience and reference only and are not intended to be a part of or to affect the meaning, or interpretation of this Settlement Agreement
     IN WITNESS WHEREOF, the parties have signed or caused their respective duly authorized officers to sign this Settlement Agreement, all as of the date first written above.

FLOW INTERNATIONAL CORPORATION
By	/s/ Charles M. Brown
Charles M. Brown
	Its	President and CEO

OMAX CORPORATION
By	/s/ John B. Cheung
John B. Cheung
	Its	President